COMPARISON OF CHANGE IN VALUE OF $10,000 INVESTMENT
IN DREYFUS SHORT TERM INCOME FUND AND THE MERRILL
LYNCH CORPORATE AND GOVERNMENT (1-4.99) YEARS INDEX

EXHIBIT A:

                    MERRILL LYNCH
                    CORPORATE AND           DREYFUS
 PERIOD         GOVERNMENT (1-4.99)        SHORT TERM
                    YEARS INDEX *         INCOME FUND

8/18/92                    10,000              10,000
7/31/93                    10,618              10,732
7/31/94                    10,806              10,997
7/31/95                    11,672              11,773
7/31/96                    12,305              12,528
7/31/97                    13,293              13,649
7/31/98                    14,149              14,730
7/31/99                    14,803              15,101
* Source: Merrill Lynch, Pierce, Fenner and Smith Inc.